EXHIBIT 4

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

Dated March 11, 2009

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

March 11, 2009

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

Providence Equity Operating Partners IV L.P.

By: Providence Equity GP IV L.P.,

its general partner

By: Providence Equity Partners IV L.L.C.,

its general partner

By:	/s/ Jonathan M. Nelson
Name: Jonathan M. Nelson
Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

Providence Equity GP IV L.P.

By: Providence Equity Partners IV L.L.C.,

its general partner

By:	/s/ Jonathan M. Nelson
Name: Jonathan M. Nelson
Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

Providence Equity Partners IV L.L.C.

By:	/s/ Jonathan M. Nelson
Name: Jonathan M. Nelson
Title: Chief Executive Officer